Exhibit 99.2

National Vision Holdings, Inc. Announces Pricing of Private Offering of $350 Million Aggregate Principal Amount of 2.50% Convertible Senior Notes due 2025
Duluth, Ga. (May 7, 2020) - National Vision Holdings, Inc. (NASDAQ: EYE) (the “Company”) today announced the pricing of a private offering of $350.0 million aggregate principal amount of 2.50% Convertible Senior Notes due 2025 (the “Notes”), to be sold only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Company has also granted to the initial purchasers of the Notes an option to purchase up to an additional $52.5 million aggregate principal amount of the Notes during a 13-day period beginning on, and including, the first date on which the Notes are issued. The offering is expected to close on May 12, 2020, subject to customary closing conditions.
The Notes will pay interest semi-annually in cash on May 15 and November 15 at a rate of 2.50% per year, commencing on November 15, 2020. The Notes will mature on May 15, 2025, unless earlier converted, redeemed or repurchased. In addition, the Company will have the option to redeem the Notes at any time on or after May 22, 2023 and on or before the 40th scheduled trading day immediately before the maturity date, at a cash redemption price equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, if the last reported sale price per share of the Company’s common stock exceeds 130% of the conversion price on (1) each of at least 20 trading days (whether or not consecutive) during the 30 consecutive trading day period ending on, and including, the trading day immediately before the date the Company sends the related redemption notice; and (2) the trading day immediately before the date the Company sends such notice.
Prior to February 15, 2025, the Notes will be convertible only upon the occurrence of certain events and during certain periods and, thereafter, at any time until the second scheduled trading day immediately before the maturity date of the Notes. The Notes will be convertible based on an initial conversion rate of 32.0783 shares of the Company’s common stock per $1,000 principal amount of the Notes, which is equivalent to an initial conversion price of approximately $31.17 (which represents an approximately 27.5% conversion premium to the last reported sale price of $24.45 per share of the Company’s common stock on the Nasdaq Global Select Market on May 7, 2020). In addition, following certain corporate transactions that occur prior to maturity or following a notice of redemption, the Company will, in certain circumstances, increase the conversion rate for a specified period of time. Upon conversion, the Company will satisfy its conversion obligation by paying or delivering, at its election, cash, shares of its common stock or a combination of cash and shares of its common stock, as applicable.
The Company estimates that the net proceeds from the offering of Notes will be approximately $339.5 million (or $390.6 million if the initial purchasers of the Notes exercise their option to purchase additional Notes in full), after deducting the initial purchasers’ discount and the estimated offering expenses payable by the Company. The Company expects to use the net proceeds of this offering to repay $75.0 million of outstanding term loans and $264.5 million of the outstanding revolving loans under its credit facilities. If the option granted to the initial purchasers to purchase additional Notes is exercised, the Company intends to use the net proceeds from the sale of such additional Notes to repay up to the remaining $29.8 million of the outstanding revolving loans under the credit facilities and any remainder for general corporate purposes.
The Notes will be offered and sold only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. The Notes and any shares of the Company’s common stock issuable upon conversion of the Notes have not been registered under the Securities Act, or any state securities law, and the Notes and such shares may not be offered or sold in the United States or to any U.S. persons absent registration under, or pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes or any shares of the Company’s common stock issuable upon conversion of the Notes, nor shall there be any offer, solicitation or sale of any Notes or any shares of the Company’s common stock issuable upon conversion of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to the Company’s current beliefs and expectations regarding the performance of its industry, the Company's strategic direction, market position, prospects and future results. You can identify these forward-looking statements by the use of words such as “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Caution should be taken not to place undue reliance on any forward-looking statement as such statements speak only as of the date when made. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. Forward-looking statements are not guarantees and are subject to various risks and uncertainties, which may cause actual results to differ materially from those implied in forward-looking statements. Additional information about the factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in its filings with the SEC, including its Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC.

Media Contact:
Kristina Gross
Kristina.gross@nationalvision.com
(470) 448-2355

Investor Relations Contact:
David Mann, CFA
David.mann@nationalvision.com
(470) 448-2448